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              EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS
               EDISON BROTHERS STORES, INC. AND SUBSIDIARIES
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                                        4 Weeks   13 Weeks  39 Weeks
                                        Ended     Ended     Ended
Nov 1,    Nov 2,    Nov 1,
                                         1997     1996      1996

                               (In thousands, except per share data)
Income/(Loss) from continuing operations          $(6,794)       $(11,460)
$(54,350)
Preferred stock dividends                  ----   ----      ----
Net Income/(Loss) applicable to common
     stock                              $(6,794)  $(11,460) $(54,350)

SIMPLE AND PRIMARY
 Weighted average shares outstanding    10,225    22,202    22,180
  Net effect of dilutive stock options
     based on the treasury method
TOTAL                                   10,225    22,202    22,180

Per common share amounts:  Simple
   Net Income/(Loss) applicable to common
     stock                              $ (.67)   $ (.52)      $(2.45)

Per common share amounts:  Primary
   Net Income/(Loss) applicable to common
      stock                             $ (.67)   $   (.52) $    (2.45)

FULLY DILUTED
  Weighted average shared outstanding   10,225    22,202    22,180
  Net effect of dilutive stock options -
     based on the treasury method

TOTAL                                   10,225    22,202    22,180

Per common share amounts:  Fully Diluted
  Net Income/(Loss) applicable to common
     stock                              $  (.67)  $  (.52)  $   (2.45)

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